Exhibit 5.1

                       Letterhead of PanAmSat Corporation

                                                              September 18, 1996

         I have acted as counsel for PanAmSat Corporation (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act") of 5,000,000 additional shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable or transferable upon exercise of stock options or alternate appreciation rights or pursuant to awards of restricted stock, performance units or performance shares under the Company's Long-Term Stock Investment Plan (the "Plan").

         As counsel for the Company, I am familiar with the Certificate of Incorporation of the Company, the By-Laws of the Company and the Company's corporate proceedings in respect of the authorization for issuance of Common Stock in connection with the Plan.

         Based upon the foregoing and having regard for legal considerations which I deem are relevant, I am of the opinion that when the Registration Statement on Form S-8 with respect to the shares of Common Stock issuable or transferable upon exercise of stock options or alternate appreciation rights or pursuant to awards of restricted stock, performance units or performance shares under the Plan has become effective under the Act, any and all of such shares of Common Stock, when issued or transferred in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable.

                                                     Very truly yours,

                                                     s/James W. Cuminale
                                                     James W. Cuminale